Exhibit 23.1
Consent Of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-49826 of ARRIS Group, Inc. on Form S-8 of our report dated June 27, 2008, relating to the financial statements of C-COR Incorporated Supplemental Executive Retirement Plan for the year ended December 31, 2007, which appears in this Form 11-K.

/s/ Parente Randolph, LLC
Parente Randolph, LLC
Wilkes-Barre, Pennsylvania
June 27, 2008